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Exhibit 99.1

Investor Contact: Stewart A. Fisher	Media Contact Information: Nanette Pietroforte
EVP and CFO	FischerHealth, Inc.
(610) 409-2225	(310) 577-7870, ext. 161
stewart.fisher@accellent.com	npietroforte@fischerhealth.com

For Immediate Release

Medical Device Manufacturing Inc. Announces Fourth Quarter and Full Year Financial Results

        Newton, MA. (March 1, 2005)—Medical Device Manufacturing, Inc. ("MDMI" or the "Company"), a wholly owned subsidiary of Accellent Inc., announced strong results for the three months ended December 31, 2004, reflecting contributions from its acquisition of MedSource Technologies, Inc. on June 30, 2004 and continued strong organic growth.

Fourth Quarter and Fiscal Year End Financial Results

        Net sales for the fourth quarter of 2004 increased 133% to $107.7 million compared with $46.2 million in the corresponding period of 2003. The acquisition of MedSource contributed $49.3 million of net sales in the fourth quarter of 2004. The net income for the fourth quarter of 2004 was $0.8 million and included $4.0 million of MedSource acquisition related charges comprised of $2.5 million for the write-off of acquired accounts receivable and inventory and $1.5 million for restructuring costs including severance and facility closure costs. The net loss in the corresponding period of 2003 was $13.6 million and included a $13.6 million charge for income tax valuation reserves. Adjusted EBITDA(1) for the fourth quarter of 2004 was $18.4 million compared to $7.4 million in the corresponding period of 2003. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial statements accompanying this press release.

        For the year ended December 31, 2004, net sales totaled $320.2 million, an 84% increase over net sales of $174.2 million in the corresponding period of 2003. The acquisition of MedSource contributed $94.9 million of net sales in 2004. The net loss for the year ended December 31, 2004 was $5.6 million and included $12.8 million of expenses related to the acquisition and financing of MedSource. The net loss in the corresponding period of 2003 was $14.8 million. Adjusted EBITDA for the year ended December 31, 2004 was $53.8 million compared to $29.7 million in the corresponding period of 2003.

Pro Forma Financial Results(2)

        Net sales for the fourth quarter of 2004 increased 18% to $107.7 million compared with pro forma net sales of $91.4 million in the corresponding period of 2003, reflecting strong growth in our targeted cardiovascular, endoscopic and orthopaedic markets. Adjusted EBITDA for the fourth quarter of 2004 increased 42% to $18.4 million versus pro forma Adjusted EBITDA of $13.0 million in the corresponding period of 2003. Adjusted EBITDA margins for the fourth quarter of 2004 improved to 17.1% from pro forma Adjusted EBITDA margins of 14.2% for the corresponding period of 2003.

        Pro forma net sales for the year ended December 31, 2004 increased 16% to $413.9 million compared to pro forma net sales of $357.5 million in the corresponding period of 2003. Pro forma Adjusted EBITDA for the year ended 2004 increased 27% to $65.8 million versus $51.7 million in the corresponding period of 2003. Pro forma Adjusted EBITDA margins for the year ended December 31, 2004 improved to 15.9% from 14.5% for the corresponding period in 2003.

Conference Call

        Ron Sparks, President and Chief Executive Officer, and Stew Fisher, Executive Vice President and Chief Financial Officer, will discuss fourth quarter and year end results in a conference call scheduled for today, Tuesday, March 1, at 5:00 p.m. (Eastern Time). The teleconference can be accessed live on the Internet through the media info section of the Company's website at www.accellent.com or by calling (800) 901-5247 pass code 38738008. Please visit the web site or dial in 10 to 15 minutes prior to the beginning of the call to download and install any necessary audio software. A replay of the conference call will be available at www.accellent.com or by telephone at (888) 286-8010 pass code 37879326.

About Accellent and MDMI

        Accellent, formerly known as UTI Corporation, through its wholly owned subsidiary MDMI provides fully integrated contract manufacturing and design services to medical device manufacturers in the cardiology, endoscopy and orthopedic markets. Accellent has broad capabilities in design & engineering services, precision component fabrication, finished device assembly and complete supply chain management. This enhances customers' speed to market and return on investment by allowing companies to refocus internal resources more efficiently. For more information, please visit www.accellent.com.

Medical Device Manufacturing, Inc.
Consolidated Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended
	Dec 31, 2004	Pro Forma Dec 31, 2003	Dec 31, 2003
Net Sales	$107,684	$91,411	$46,171
Cost of Sales	79,241	66,674	32,138

Gross Profit	28,443	24,737	14,033
Selling, General & Admin. Expenses	15,231	14,927	7,387
Research & Development Expenses	645	753	665
Restructuring and Other Charges	1,494	1,447	(47)
Amortization of Intangibles	1,601	1,554	1,225

Income From Operations	9,472	6,056	4,803
Interest Expense, Net	7,481	7,126	3,763
Other Expense (Income)	29	(2)	14

Income (Loss) Before Income Taxes	1,962	(1,068)	1,026
Income Tax Expense	1,142	14,757	14,635

Net Income (Loss)	$820	$(15,825)	$(13,609)

Medical Device Manufacturing, Inc.
Reconciliation of Net Loss to EBITDA to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended
	Dec 31, 2004	Pro Forma Dec 31, 2003	Dec 31, 2003
Net Income (Loss)	$820	$(15,825)	$(13,609)
Income Tax Expense	1,142	14,757	14,635
Interest Expense, net	7,481	7,126	3,763
Depreciation and Amortization	4,863	5,669	2,988

EBITDA(1)	$14,306	$11,727	$7,777
Write-off of acquired Accounts Receivable and Inventory	2,479	—	—
Restructuring and Other Charges	1,494	1,536	42
Non-Cash Equity Related Charges	106	(307)	(459)

Adjusted EBITDA(1)	$18,385	$12,956	$7,360

Medical Device Manufacturing, Inc.
Consolidated Statements of Operations
(in thousands)
(unaudited)

	Year Ended
	Dec. 31, 2004	Dec. 31, 2003	Pro Forma Dec 31, 2004	Pro Forma Dec. 31, 2003
Net Sales	$320,169	$174,223	$413,943	$357,547
Cost of Sales	234,396	121,029	305,678	259,916

Gross Profit	85,773	53,194	108,265	97,631
Selling, General & Admin. Expenses	45,912	28,612	61,136	60,275
Research & Development Expenses	2,668	2,603	2,849	3,285
Restructuring and Other Charges	3,600	1,487	5,814	48,100
Amortization of Intangibles	5,539	4,828	6,197	6,144

Income From Operations	28,054	15,664	32,269	(20,173)
Interest Expense, Net	26,879	16,587	29,211	28,781
Other Expense (Income)	3,312	9	(54)	119

(Loss) Income Before Income Taxes	(2,137)	(932)	3,112	(49,073)
Income Tax Expense	3,483	13,872	3,726	14,310

Net Loss	(5,620)	(14,804)	(614)	(63,383)
Dividends on preferred stock	(8,201)	—	(8,201)	—

Net Loss available to common stockholder	$(13,821)	$(14,804)	$(8,815)	$(63,383)

Medical Device Manufacturing, Inc.
Reconciliation of Net Loss to EBITDA to Adjusted EBITDA
(in thousands)
(unaudited)

	Year Ended
	Dec. 31, 2004	Dec. 31, 2003	Pro Forma Dec. 31, 2004	Pro Forma Dec. 31, 2003
Net Loss	$(5,620)	$(14,804)	$(614)	$(63,383)
Income Tax Expense	3,483	13,872	3,726	14,310
Interest Expense, net	26,879	16,587	29,211	28,781
Depreciation and Amortization	16,152	11,591	21,131	22,276

EBITDA(1)	40,894	27,246	53,454	1,984
Inventory Step-up	3,397	—	3,397	—
Write-off of acquired Accounts Receivable and Inventory	2,479	—	2,479	—
Impairment of Goodwill	—	—	—	40,000
Debt Prepayment Penalty	3,295	—	—	—
Restructuring and Other Charges	3,600	1,653	6,062	8,266
Executive Officer Transition	—	1,572	—	1,572
Non-Cash Equity Related Charges	266	(791)	565	(140)
Gain on sale of property	(118)	—	(118)	—

Adjusted EBITDA(1)	$53,813	$29,680	$65,839	$51,682

Medical Device Manufacturing, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Dec. 31, 2004	Dec. 31, 2003
Assets
Current Assets
Cash and Cash Equivalents	$16,004	$3,974
Accounts Receivable, Net	48,354	20,661
Inventories	58,014	28,776
Prepaid Expenses	3,471	1,764

Total Current Assets	125,843	55,175
Property and Equipment, Net	85,945	39,258
Goodwill, Net	289,461	113,855
Intangibles	81,874	68,813
Other Assets, Net	17,106	2,034

Total Assets	$600,229	$279,135

Liabilities and stockholder's equity
Current Liabilities
Current Portion of Long-Term Debt	$1,961	$12,370
Accounts Payable	20,447	7,574
Accrued Expenses	50,572	52,595

Total Current Liabilities	72,980	72,539
Notes Payable and Long-Term Debt	366,091	123,876
Other Long-Term Liabilities	23,667	13,314

Total Liabilities	462,738	209,729
Redeemable Preferred Stock	30	12,593
Stockholder's Equity	137,461	56,813

Total Liabilities and Stockholder's Equity	$600,229	$279,135

(1)
The Company defines Adjusted EBITDA as EBITDA (net income (loss) before net interest expense, income tax expense, depreciation and amortization) plus (i) expenses (minus gains) that we do not consider reflective of our ongoing operations and (ii) certain non-cash compensation charges. As presented, Adjusted EBITDA adds back to EBITDA the write-off of accounts receivable and inventory acquired as part of the MedSource acquisition, restructuring and other charges and certain non-cash equity related charges and, for the fiscal year periods presented, also inventory step-up, impairment of goodwill, debt prepayment penalty, executive officer transition and gain on the sale of property. We use EBITDA and Adjusted EBITDA as a supplemental measure of our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA and Adjusted EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of the Company's performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

(2)
We have presented pro forma results of operations for the periods presented because (i) our 2003 historical results do not include operating results for MedSource, (ii) our 2004 historical results do not include a full year of operating results for MedSource, and (iii) our capital structure changed significantly on June 30, 2004 as a result of the MedSource acquisition and related financing and other transactions described below. Accordingly, we believe the pro forma results of operations presented herein are useful in understanding our 2004 operating results. The Company's pro forma results of operations for the periods presented give effect to the following transactions as if they had occurred on January 1, 2003: the Venusa acquisition which occurred February 28, 2003; the MedSource acquisition and related payment of MedSource's then existing debt; the payment of the Company's old senior secured credit facility and senior subordinated indebtedness and Accellent's old senior indebtedness; the borrowings under our new senior secured credit facility; the issuance of the Company's $175 million principal amount 10% senior subordinated notes due 2012; and the payment of fees and expenses related to the foregoing. Such information is presented for comparative purposes only and does not purport to represent what our results of operations would actually have been had these transactions occurred on the date indicated or to project our results of operations for any future period or date. The basis for the Company's pro forma results is detailed in its registration statement on Form S-4, as amended, filed with the Securities and Exchange Commission (Commission File No. 333-118675).

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Medical Device Manufacturing Inc. Announces Fourth Quarter and Full Year Financial Results